Freeport-McMoRan Copper & Gold Inc.

Financial Counseling and Tax Return Preparation and Certification Program

1.

Purpose.  The purpose of the Freeport-McMoRan Copper & Gold Inc. Financial Counseling and Tax Return Preparation and Certification Program (the “Program”) is to enable those senior executives chosen to participate in the Program to devote to the business activities of Freeport-McMoRan Copper & Gold Inc. (the “Company”) or its subsidiaries the time and attention that such executives would otherwise have had to devote to their personal financial or tax affairs, and, in the case of the Tax Return Preparation and Certification aspect of the Program, to provide the Company with assurance that the tax affairs of participating executives are properly attended to.  To this end, the Program contemplates providing professional counseling services in the area of personal financial and estate planning (other than investment advice) by an independent adviser selected by each participant from among several designated by the Company.  It also contemplates the provision of professional assistance, by a nationally recognized public accounting firm selected by the Company, with the preparation and filing of personal income tax returns, followed by a certification by such firm to the Company that all required returns have been properly prepared and timely filed.

2.

Administration.  The Program shall be administered by the Chairman of the Board of the Company who shall have full authority to interpret the Program and from time to time adopt rules and regulations for carrying out the Program, subject to such directions as the Corporate Personnel Committee (the “Committee”) of the Company’s Board of Directors may give, either as guidelines or in particular cases.

3.

Eligibility for Participation.  Participation in the Financial Counseling aspect of the Program shall be offered to the Chairman of the Board, the President and the Senior Vice Presidents of the Company, and, in addition to such participants in the current Long-Term Performance Incentive Plan as may from time to time be selected by the Chairman of the Board.  The Chairman of the Board of the Company shall also from time to time select from among the senior executives of the Company and its divisions and subsidiaries those individuals who are to be requested to participate in the Tax Return Preparation and Certification aspect of the Program.  Participation in either aspect of the Program will normally continue through the year following each participant’s retirement.

4.

General Provisions.  The selection of any employee for participation in either aspect of the Program shall not give such employee any right to be retained in the employ of the Company or any of its subsidiaries, and the right of the Company and of such subsidiary to dismiss or discharge any such employee is specifically reserved.  The benefits provided for employees under either aspect of the Program shall be in addition to, and in no way preclude, other forms of compensation to or in respect of such employee.

5.

Tax Gross-Up.  The amount of fees paid pursuant to the Program for each participant will be grossed-up for Federal, State (where applicable), Social Security and Medicare taxes at the highest marginal tax rate.  The Company will pay the taxes directly to the respective agencies on behalf of participants.  Each participant’s earnings statement and W-2 will reflect the benefit paid on behalf of the participant under the Program and the associated tax gross-up as earnings.  The taxes paid on behalf of the participant will also be shown as withholdings.

6.

Amendment or Termination.  The Committee may from time to time amend or at any time terminate the Program.

As amended on February 4, 2003